UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33451 (Commission File Number)	90-0136863 (IRS Employer Identification No.)

50 Milk Street, 16th Floor Boston, Massachusetts (Address of principal executive offices)	02109 (Zip Code)

(857) 415-4774

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary Increases and Promotion

On January 23, 2017, the Board of Directors (the “Board”) of Albireo Pharma, Inc. (the “Company”), acting upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an increase in the annual base salary of: Ronald H.W. Cooper, President and Chief Executive Officer, from $400,000 to $460,000; Jan P. Mattsson, Ph.D., Chief Operating Officer, from 1,870,428 SEK to 2,000,000 SEK (approximately $219,000 based on the SEK:USD exchange rate on January 1, 2017); and Peter A. Zorn, Senior Vice President, Corporate Development, General Counsel and Secretary, from $270,000 to $320,000. Each of these base salary increases is effective as of January 1, 2017.

Also on January 23, 2017, the Board promoted Mr. Zorn from Senior Vice President, Corporate Development to Chief Corporate Officer. Mr. Zorn retains the positions of General Counsel and Secretary.

Annual Cash Incentive Bonus Awards for 2016

On January 23, 2017, the Board, acting upon the recommendation of the Compensation Committee, approved the payment of annual cash incentive bonus awards for 2016 to the Company’s executive officers based on an achievement level of 96%.  The achievement level was determined principally based on the successful completion of the Company’s share exchange transaction in November 2016 and the progression of the Company’s lead product candidate, A4250.  As a result, the Company’s Chief Executive Officer, Chief Financial Officer and named executive officers will receive the following annual cash incentive bonus awards for 2016: Mr. Cooper will receive an annual cash incentive bonus of $192,000, Dr. Mattsson will receive an annual cash incentive bonus of 628,464 SEK (approximately $68,815 based on the SEK:USD exchange rate on January 1, 2017), Thomas A. Shea, Chief Financial Officer, will receive an annual cash incentive bonus of $49,280, and Mr. Zorn will receive an annual cash incentive bonus of $90,720.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date: January 27, 2017	/s/ Thomas A. Shea
Thomas A. Shea
Chief Financial Officer

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